EXHIBIT 99.1

                      Point Therapeutics Update

    BOSTON--(BUSINESS WIRE)--July 12, 2007--Point Therapeutics, Inc. (NASDAQ: POTP) today provided a further update on corporate developments. To conserve its remaining cash balance, the Company in June and July reduced its work force from 33 employees to 8 employees. The Company estimates that the total charge for this work force reduction is approximately $260,000. In the near future, the Company also intends to further reduce its current workforce, which consists primarily of executive, financial and legal personnel, by eliminating most of the employment positions. The Company plans to replace its employees with a more variable cost-effective consulting team to help the company as it seeks a buyer or partner for its technology and related intellectual property and other assets, in bankruptcy or otherwise. In addition, the Company intends to move this month out of its current company headquarters at 155 Federal Street, Boston, MA to substantially smaller, temporary suburban space.

    About Point Therapeutics, Inc.:

    Point is a Boston-based biopharmaceutical company which has studied its lead product candidate, talabostat, in two Phase 3 double blind placebo-controlled trials in metastatic non-small cell lung cancer. Recent interim clinical results led the Company's Independent Monitoring Committee to recommend stopping the Company's two Phase 3 talabostat studies as a potential treatment for patients in advanced non-small cell lung cancer, and the talabostat clinical development program was subsequently put on clinical hold by the FDA. The Company has also studied talabostat in several Phase 2 trials, including as a single-agent in metastatic melanoma, in combination with cisplatin in metastatic melanoma, in combination with rituximab in advanced chronic lymphocytic leukemia and in combination with gemcitabine in Stage IV pancreatic cancer.

    Certain statements contained herein are not strictly historical and are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts, and can be identified by, among other things, the use of forward-looking language, such as "believes," "feels," "expects," "may," "will," "projects," "should," "seeks," "plans," "schedules to," "anticipates" or "intends" or the negative of those terms, or other variations of those terms of comparable language, or by discussions of strategy or intentions. A number of important factors could cause actual results to differ materially from those projected or suggested in the forward-looking statements due to risks and uncertainties to which the Company is subject, and other factors that are described in Form 10-Q filed with the Securities and Exchange Commission on May 10, 2007, and from time to time in Point's other reports filed with the Securities and Exchange Commission.

    CONTACT: Point Therapeutics, Inc.
             Richard Small, 617-933-2136
             SVP, Chief Financial Officer